EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2011 Third Quarter Results

Earnings per share up 40% with 8% sales growth and stronger balance sheet

ALPHARETTA, GEORGIA — November 8, 2011 — Neenah Paper, Inc. (NYSE:NP) today reported a 40 percent increase in earnings per diluted common share, with $0.42 in the third quarter of 2011 compared to $0.30 in the third quarter of 2010.

Net sales of $174.9 million in the third quarter of 2011 rose eight percent compared to the third quarter of 2010, while consolidated operating income increased seven percent, growing to $12.5 million in the current quarter from $11.7 million in the third quarter of 2010.

Commenting on results, John O’Donnell, Chief Executive Officer, said “Our businesses performed well in the quarter, as we delivered solid growth in revenues and EBIT despite cresting input costs and added economic uncertainty. We continue to take actions to improve our mix and grow our higher value products, while carefully managing costs and selling prices. Our stronger balance sheet and lower debt this year have also helped both our bottom line and cash flow.”

Quarterly Segment and Other Financial Results

Technical Products net sales of $107.1 million in the third quarter of 2011 increased 13 percent compared to $94.8 million in the third quarter of 2010. Volumes increased four percent, led by growth in filtration, tape and wall cover. Average selling prices were up two percent, reflecting price increases implemented over the past year and sales of more advanced, higher value products. The remaining sales growth was due to currency impacts from a stronger Euro.

Operating income was $5.6 million in the third quarter of 2011 compared to $7.0 million in the prior year period. Costs for latex, pulp and energy rose significantly during the third quarter of 2011 compared to both the prior year and prior quarter. These higher input costs could not be fully offset by higher selling prices in the quarter. In addition, operating income in the third quarter of 2011 was impacted by higher manufacturing costs resulting from reduced operating schedules.

Fine Paper third quarter 2011 net sales of $67.8 million grew two percent compared to $66.7 million in 2010. A four percent decline in volume, reflecting continued weak market conditions, was more than offset by a six percent gain in average selling prices. Higher average prices reflected benefits from sales growth in higher value products, as well as price increases implemented over the past year. Volumes in targeted growth areas such as labels, luxury packaging and international markets increased by more than six percent in the quarter.

Operating income was $9.5 million in the third quarter of 2011, growing nine percent compared to $8.7 million in the prior year. Benefits from a more profitable mix, higher prices and manufacturing efficiencies offset higher input costs, lower volumes and increased advertising spending associated with a relaunch of the leading CLASSIC® brand portfolio.

Consolidated selling, general and administrative (SG&A) expense was $15.1 million in the third quarter of 2011 and decreased $1.5 million compared to the prior year period. The lower expense in 2011 resulted from reduced spending and timing of corporate and other general expenses. Unallocated corporate expense of $2.6 million in the third quarter of 2011 similarly fell from $4.0 million in the prior year.

Net interest expense of $3.6 million in the third quarter of 2011 was $1.2 million less than $4.8 million in the prior year period due to lower average debt levels in 2011, including the impact of the early redemption of $65 million of the Company’s long-term notes in March 2011.

The effective tax rate for the third quarter of 2011 was 24 percent compared to a rate of 32 percent in the third quarter of 2010. The third quarter of 2011 included adjustments to reflect a full year expected rate of 31 percent based on the projected mix of income.

Cash flow provided from operations was $25.0 million in the third quarter of 2011 compared to $13.7 million in the third quarter of 2010. Cash flow was higher in 2011 as a result of increased earnings and reductions in working capital during the quarter. Capital spending was $6.0 million in the third quarter of 2011 and $6.2 million in the third quarter of 2010.

Debt as of September 30, 2011 was $190 million compared to $206 million as of June 30, 2011 and $245 million as of December 31, 2010. Cash generated by operations has been used to reduce debt. In addition, the company used available cash of $39 million in March 2011 for the early redemption of $65 million of the Company’s long term notes.

Year to Date

Year-to-date sales of $530.5 million in 2011 were seven percent higher than $497.4 million in 2010. The $33.1 million increase in year-to-date sales in 2011 was due to selling price increases and a higher value mix in both segments, higher volumes in Technical Products and favorable currency impacts of approximately $13 million.

Operating income of $43.0 million in 2011 compared to $41.8 million in 2010. Higher income in 2011 is a result of higher selling prices and a higher value mix, manufacturing efficiencies and lower SG&A spending that combined offset more than $20 million of higher input costs. In addition, 2011 includes $2.4 million of costs associated with the early redemption of the Company’s bonds.

Cash flow provided from operating activities through September 2011 was $39.5 million compared to $42.4 million in the prior year. Lower cash flows in 2011 are a result of increased working capital levels offsetting benefits from higher income.

Year-to-date capital spending in 2011 of $18.9 million compared to $10.9 million in 2010. Current year spending includes almost five million dollars for expansion of the German meltblown filtration capacity in line with the Company’s strategy to grow in higher margin filtration products.

With the sale of the timberlands in March 2010, the Company essentially exited its discontinued operations with only minor liabilities related to former Terrace Bay employees. In 2011, discontinued operations generated a loss of $0.2 million. In 2010, discontinued operations generated income of $134.0 million principally from gains from the sale of the timberlands and from the reclassification of foreign currency translation following the substantially complete liquidation of the Company’s Canadian investments.

Conference Call

Neenah Paper will hold a webcast to discuss third quarter earnings and other matters of interest at 11 a.m. Eastern time on Wednesday, November 9. Stockholders and other interested parties are invited either to listen live to the webcast via the Company’s Internet site at www.neenah.com by clicking on the Investors tab and going to the News & Events page or participating actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 from other locations. All participants should use conference ID 16747856.

A replay of the call will be available through the Company’s web site beginning approximately two hours after the call and ending December 9, 2011. Replays also can be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 16747856.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 70 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) changes in prices for pulp, energy, latex and other raw materials, (ii) worldwide economic conditions, (iii) U.S. dollar/Euro and other exchange rates, (iv) significant capital and credit market volatility, (v) the availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net Sales	$174.9	$161.5	$530.5	$497.4
Cost of products sold	147.5	133.7	436.4	405.1
Gross Profit	27.4	27.8	94.1	92.3
Selling, general and administrative expenses	15.1	16.6	50.1	51.6
Loss on retirement of bonds	—	—	2.4	—
Other income - net	(0.2)	(0.5)	(1.4)	(1.1)
Operating Income	12.5	11.7	43.0	41.8
Interest expense-net	3.6	4.8	11.8	15.5
Income From Continuing Operations Before Income Taxes	8.9	6.9	31.2	26.3
Provision for income taxes	2.1	2.2	9.6	8.0
Income From Continuing Operations	6.8	4.7	21.6	18.3
Income (Loss) From Discontinued Operations, net of income taxes	(0.1)	(0.6)	(0.2)	134.0
Net Income	$6.7	$4.1	$21.4	$152.3

Earnings Per Common Share:
Basic
Continuing Operations	$0.44	$0.32	$1.42	$1.24
Discontinued Operations	—	(0.04)	(0.01)	9.06
	$0.44	$0.28	$1.41	$10.30

Diluted
Continuing Operations	$0.42	$0.30	$1.35	$1.18
Discontinued Operations	—	(0.04)	(0.01)	8.64
	$0.42	$0.26	$1.34	$9.82

Weighted Average Common
Shares Outstanding (000s)
Basic	15,011	14,763	14,933	14,727

Diluted	15,653	15,620	15,668	15,448

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net Sales:
Technical Products	$107.1	$94.8	$326.9	$292.2
Fine Paper	67.8	66.7	203.6	205.2
Consolidated	$174.9	$161.5	$530.5	$497.4

Operating Income:
Technical Products	$5.6	$7.0	$25.9	$24.8
Fine Paper	9.5	8.7	30.0	27.4
Unallocated corporate costs	(2.6)	(4.0)	(12.9)	(10.4)
Consolidated	$12.5	$11.7	$43.0	$41.8

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$3.8	$48.3
Marketable securities	7.0	—
Accounts receivable - net	82.6	70.7
Inventories	75.8	69.4
Deferred income taxes	22.1	19.5
Prepaid and other current assets	13.1	14.1
Total current assets	204.4	222.0
Property, plant and equipment - net	261.7	261.9
Deferred income taxes	32.7	43.1
Goodwill and other intangibles - net	65.9	65.5
Other non-current assets	10.9	14.2
Total assets	$575.6	$606.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$18.8	$13.6
Accounts payable	33.5	30.4
Accrued expenses	56.6	48.1
Total current liabilities	108.9	92.1
Long-term debt	171.7	231.3
Deferred income taxes	18.2	19.4
Non-current employee benefits	88.7	102.7
Other noncurrent obligations	1.8	2.0
Total liabilities	389.3	447.5
Stockholders’ equity	186.3	159.2
Total liabilities and stockholders’ equity	$575.6	$606.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating Activities
Net income	$21.4	$152.3
Depreciation and amortization	23.5	23.4
Stock-based compensation	3.1	3.7
Deferred income tax provision	5.9	33.8
Pre-tax gains on disposal of assets	—	(162.0)
Loss on retirement of bonds	2.4	—
Increase in working capital	(10.2)	(1.9)
Pension and other postretirement benefits	(4.8)	(6.1)
Other	(1.8)	(0.8)
Cash provided by operating activities	39.5	42.4
Investing Activities
Capital expenditures	(18.9)	(10.9)
Purchase of marketable securities	(5.3)	(1.4)
Net proceeds from sale of the Woodlands	—	78.1
Other	0.4	1.1
Cash provided by (used in) investing activities	(23.8)	66.9
Financing Activities
Short and long-term borrowings — net of debt issuance costs	35.9	9.2
Repayment of debt	(93.0)	(81.1)
Proceeds from exercise of stock options	1.5	0.3
Cash dividends paid	(5.0)	(4.4)
Other	0.3	(0.2)
Cash used in financing activities	(60.3)	(76.2)
Effect of exchange rates on cash and cash equivalents	0.1	0.1
Net increase (decrease) in cash and cash equivalents	$(44.5)	$33.2